EXHIBIT 16.1
October 20, 2005
Office of the Chief Accountant
Securities and Exchange Commission
Washington, DC 20549
Dear Sir or Madam:
We have read paragraph (a) of Item 4.01 included in the Form 8-K dated October 20, 2005 of Synergetics, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein. We have no basis to agree or disagree with any other statements of the registrant contained herein.
Very truly yours,
/s/ Rotenberg Meril Solomon Bertiger & Guttilla, P.C.
cc: Ms. Pam Boone
     Chief Financial Officer
     Synergetics, Inc.